Exhibit 99.1

JETBLUE AIRWAYS REPORTS DECEMBER TRAFFIC
New York, NY (January 13, 2015) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for December 2014. Traffic in December increased 5.6 percent from December 2013, on a capacity increase of 7.2 percent.

Load factor for December 2014 was 81.6 percent, a decrease of 1.3 points from December 2013. JetBlue’s preliminary completion factor was 99.5 percent and its on-time (1) performance was 80.3 percent. JetBlue’s preliminary passenger revenue per available seat mile (PRASM) for the month of December decreased six percent year over year. For the fourth quarter 2014, PRASM is expected to be relatively flat compared to last year.

For the fourth quarter 2014, we expect our realized fuel price per gallon, including the impact from hedging and fixed forward price agreements to be $2.70.

JETBLUE AIRWAYS TRAFFIC RESULTS

	December 2014	December 2013	% Change
Revenue passenger miles (000)	3,414,451	3,233,109	5.6%
Available seat miles (000)	4,182,996	3,900,924	7.2%
Load factor	81.6%	82.9%	(1.3) pts.
Revenue passengers	2,856,496	2,705,721	5.6%
Departures	26,774	25,151	6.5%
Average stage length	1,109	1,115	(0.5)%
	Y-T-D 2014	Y-T-D 2013	% Change
Revenue passenger miles (000)	37,813,488	35,836,030	5.5%
Available seat miles (000)	44,993,900	42,824,075	5.1%
Load factor	84.0%	83.7%	0.3 pts.
Revenue passengers	32,078,316	30,463,226	5.3%
Departures	294,800	282,133	4.5%
Average stage length	1,088	1,089	(0.1)%
(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown AirlineTM, and a leading carrier in Boston, Fort Lauderdale/Hollywood, Los Angeles (Long Beach), Orlando and San Juan. JetBlue carries more than 32 million customers a year to 87 cities in the U.S., Caribbean and Latin America with an average of 850 daily flights. Service to Cleveland will launch April 30, 2015. For more information please visit JetBlue.com.

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com